Exhibit 5.1

December 4, 2012

Board of Directors

Webster Financial Corporation

Webster Plaza

145 Bank Street

Waterbury, CT 06702

Ladies and Gentlemen:

We are acting as counsel to Webster Financial Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of 5,060,000 depositary shares (the “Depositary Shares”), each representing 1/1000th of a share of the Company’s 6.40% Series E Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and a liquidation preference of $25,000 per share (the “Underlying Preferred Stock”), pursuant to a prospectus supplement dated November 27, 2012 and the accompanying prospectus dated December 20, 2011 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-178642) (the “Registration Statement”), the Underwriting Agreement, dated as of November 27, 2012, between the Company and Deutsche Bank Securities Inc., as representative of the Underwriters named in Schedule I to the Underwriting Agreement (the “Underwriting Agreement”), and the Deposit Agreement, dated as of December 4, 2012, by and among the Company, Computershare Shareowner Services LLC and the holders from time to time of the depositary receipts described therein (the “Deposit Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law, as amended, as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The Underlying Preferred Stock, upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable; and

(b) The depositary receipts evidencing the Depositary Shares, upon due countersignature thereof and issued against a deposit of duly authorized and validly issued Underlying Preferred Stock in accordance with the Deposit Agreement relating thereto, will be validly issued and entitle the holders thereof to the rights specified in such depositary receipts and Deposit Agreement.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP

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